Exhibit 99.1

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.352.8481 • Fax 214.956.4239 Contact: John Feray
Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR POSTS A 5% SALES INCREASE FOR THE FOURTH QUARTER OF FISCAL 2004
AND WILL RESTATE FISCAL 2002 FINANCIAL RESULTS

DALLAS, TX (November 3, 2004)

Fourth Quarter and Annual Highlights:

•                    Increased sales 5% in the fiscal fourth quarter to $131.8 million and increased annual sales 1% to $487.9 million

•                    Grew core earnings per share 24% for the year to $1.46 in fiscal 2004 from $1.18 in fiscal 2003

•                    Improved gross margin percentages to 30.2% in the fiscal fourth quarter and to 28.8% overall for fiscal 2004

•                    Introduced ForeverNew™, a line of casual and dress pants and sport shirts that won’t fade, shrink, wrinkle or stain

•                    Announced a multi-year licensing agreement with BMB Group, Ltd to further develop the men’s wear business under the Haggar® brand in the United Kingdom and Republic of Ireland

•                    Reduced debt by 77% to $2.1 million at September 30, 2004 from $9.3 million at September 30, 2003

•                    Combined men’s and women’s operations into a new global corporate headquarters

Haggar Corp. (NASDAQ-HGGR) announced results for the fourth quarter and full year for fiscal year 2004, which ended September 30, 2004.  Haggar also announced that it will restate its fiscal 2002 financial results to correct certain accounting errors. The adjustments resulting from the restatement do not impact the Company’s cash or liquidity position nor do they affect the Company’s compliance with its financial covenants under its debt facilities.

Net sales for the fourth quarter of fiscal 2004 increased 5% to $131.8 million as compared to $125.5 million in the fourth quarter of fiscal 2003.  Net income was $3.8 million, or $0.54 earnings per diluted share, as compared to net income for 2003 of $7.3 million or $1.12 earnings per diluted share.  Core earnings, which excludes the impact of unusual charges (benefits) as presented in the table below, were $3.8 million for the fourth quarter of fiscal 2004, or $0.54 core earnings per diluted share, as compared to $4.2 million for the fourth quarter of fiscal 2003 or $0.64 core earnings per diluted share.

Net sales for the full fiscal year of 2004 increased 1% to $487.9 million as compared to $482.4 million in 2003.  Net income for the full fiscal year of 2004 was $9.4 million, or $1.34 earnings per diluted share, as compared to net income for fiscal 2003 of $9.9 million, or $1.53 income per share.  For the full fiscal year of 2004, Haggar reported $10.2 million in core earnings, or a 24% increase in core earnings per diluted share to $1.46 in fiscal 2004.  This compares to fiscal 2003, in which the Company reported $7.6 million in core earnings, or core earnings per diluted share of $1.18.

Earnings Summary (unaudited) (in thousands, except per share amounts)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net income	$3,882	$7,326	$9,408	$9,856
Net income per common share – Diluted	$0.54	$1.12	$1.34	$1.53
Unusual charges (benefits) net of tax:
Relocation of global headquarters	—	—	509	—
Wrongful termination lawsuit	—	—	309	—
Gain on sale of global headquarters, net	—	(3,225)	—	(3,225)
Reduction in force	—	90	—	90
Proxy defense costs	—	—	—	752
Gain on sale of Edinburg, Texas facility	—	—	—	(203)
Legal settlement on landlord dispute	—	—	—	329
Core earnings	$3,882	$4,191	$10,226	$7,599
Core earnings per share – Diluted	$0.54	$0.64	$1.46	$1.18
Weighted average shares outstanding – Diluted	7,195	6,529	7,022	6,453

Review of Core Earnings:

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “Fiscal 2004 was a year of progress for Haggar – both financially and geographically.  For the first time, our men’s and women’s wear personnel are working under one roof at our new global corporate headquarters.  We are already seeing the benefits of combined expertise, as the women’s pant programs introduced during fiscal 2004 have been very successful.  We are very pleased that we improved our gross profit percentages to 28.8% in fiscal 2004 from 26.8% in fiscal 2003, which resulted from increased men’s sourcing efficiencies, strategic cost reductions in the women’s division and increased retail division gross margins.”

Frank Bracken, President and Chief Operating Officer, noted, “We are excited that the Company’s innovative products continued to perform in a difficult retail environment during the past year.  These successes provide solid building blocks for fiscal 2005.  Our ongoing national marketing campaign introduces the consumer to the latest offering, the Haggar®ForeverNew™ line, which includes casual and dress pants and sport shirts that won’t fade, shrink, wrinkle or stain.  Our Kenneth Cole® programs, which exceeded expectations in fiscal 2004, also provided a spark which will carry over into fiscal 2005.”

John Feray, acting Chief Financial Officer, noted, “The Company was able to repay $3.6 million in senior notes prior to September 30, 2004, to reduce outstanding debt to $2.1 million, from $9.3 million at September 30, 2003.  The Company was also investing over $25 million of cash and cash equivalents at the end of fiscal 2004.  During fiscal 2005, the Company is focused on strategically reducing selling, general and administrative expenses, as well as identifying new, lower cost sourcing opportunities in an effort to further improve earnings per share and shareholder value.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on November 15, 2004, to shareholders of record as of November 1, 2004.

The Company will file a Form 8-K with the Securities and Exchange Commission with its financial projections for fiscal 2005 with estimated net sales of $475 million to $493 million and an earnings per share estimate of $1.39 to $1.59.

The Company also will announce in its Form 8-K that it will restate its financial results for the fiscal year ended September 30, 2002 to correct errors in the accounting for certain intercompany transactions and related foreign currency translation adjustments.  On a pretax basis, these errors resulted in understatements of cost of goods sold, accounts payable and cumulative translation adjustment of $1.3 million, $1.1 million and $0.2 million, respectively, in fiscal 2002.  Accordingly, after the related tax benefit of $0.5 million, net income for fiscal 2002 will be reduced by approximately $0.8 million, or $0.12 per basic and diluted share.  Additionally, as a result of the restatement, the Company’s consolidated balance sheets at September 30, 2002 and 2003, and at the interim periods of fiscal 2004, will reflect an increase in total liabilities of $0.6 million and a decrease in total stockholders’ equity of $0.6 million.  As such, the referenced financial statements should not be relied upon.  The adjustments do not impact the Company’s cash or liquidity position nor do they affect the Company’s compliance with its financial covenants under its debt facilities.

The decision to restate its financial statements was made today by the Audit Committee of Haggar’s Board of Directors, upon the recommendation of management and with the concurrence of the Company’s independent registered public accountants.  The Company expects to file its restated financial statements in its Form 10-K for fiscal 2004.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, United Kingdom, Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses to use the Claiborne® trademark in the United States to manufacture, market, and sell men’s shorts and pants and to use the Kenneth Cole New York® and Kenneth Cole Reaction ® trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments.  For more information visit the Haggar website at www.haggar.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

Use of Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Information

The Company reports its financial results in accordance with GAAP.  However, the Company uses core earnings as a non-GAAP performance measure to provide both management and investors a more complete understanding of the Company’s underlying operational results.  This non-GAAP measure is an indicator management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.  Core earnings is calculated by taking actual net income (loss) and adjusting that amount for unusual charges or benefits (based on management’s interpretation) which are calculated net of tax.  The presentation of core earnings is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

-more-

HAGGAR CORP.

Condensed Consolidated Statements of Operations	Three Months Ended September 30,		Year Ended September 30
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Net sales	$131,743	$125,546	487,890	$482,375
Cost of sales	91,891	90,984	347,581	353,091
Gross profit	39,852	34,562	140,309	129,284
Selling, general and administrative expenses	(34,226)	(29,222)	(125,655)	(119,300)
Royalty income	350	542	1,203	1,593
Other income (expense), net	323	6,085	692	6,687
Interest expense	(397)	(563)	(1,706)	(2,535)
Income before provision
for income taxes	5,902	11,404	14,843	15,729
Provision for income taxes	2,020	4,078	5,435	5,873
Net income	$3,882	$7,326	$9,408	$9,856
Net income per common share
– Basic	$0.55	$1.14	$1.37	$1.53
– Diluted	$0.54	$1.12	$1.34	$1.53
Weighted average shares outstanding
– Basic	7,095	6,442	6,883	6,424
– Diluted	7,195	6,529	7,022	6,453

HAGGAR CORP.

Condensed Consolidated Balance Sheet	Sept. 30, 2004	Sept. 30, 2003
	(In thousands )
Assets
Cash and cash equivalents	$30,667	$7,674
Accounts receivable, net	56,132	56,528
Inventories	95,229	96,959
Deferred tax benefit	9,933	10,505
Other current assets	7,392	3,557
Total current assets	199,353	175,223
Property, plant and equipment, net	44,394	45,932
Goodwill	9,472	9,472
Other assets	7,165	7,580
Total Assets	$260,384	$238,207
Liabilities and Stockholders’ Equity
Accounts payable	$30,621	$27,395	(A)
Accrued liabilities	36,639	31,339	(A)
Accrued wages and other employee compensation	8,538	7,228
Current portion of long-term debt	100	3,671
Total current liabilities	75,898	69,633
Other non-current liabilities	12,760	9,554
Deferred tax liability	374	523
Long term debt	2,000	5,671
Stockholders’ equity	169,352	152,826	(A)
Total Liabilities and Stockholders’ Equity	$260,384	$238,207

(A) Reflects balance sheet impact of 2002 financial statement restatement.